Exhibit 99.1

Investor and Media Contact:	Ernest Scheidemann
(239) 498-8318
ErnestScheidemann@wcicommunities.com

FOR IMMEDIATE RELEASE

WCI Reports Fourth Quarter and Full Year 2007 Earnings

Full Year 2007 Financial Highlights:

—	Net loss: $578.5 million
—	Diluted EPS: loss of $13.77
—	Figures include $412.2 million of pre-tax asset impairments and write-offs
—	Figures include $150.1 million of Deferred Tax Asset Valuation Reserve recorded in the fourth quarter

Fourth Quarter 2007 Financial Highlights

—	Net loss: $459.8 million
—	Basic and diluted EPS: loss of $10.93
—	Recorded pre-tax impairments and write-offs of $339.2 million
—	Recorded Deferred Tax Asset Valuation Reserve of $150.1 million
—	Revenues: $191.6 million – down 63.5%
—	Gross new orders: $70.5 million – down 58.9%
—	Backlog at December 31, 2007: $211.9 million

Bonita Springs, FL (March 17, 2008) – WCI Communities, Inc. (NYSE: WCI), a leading builder of traditional and tower residences in highly amenitized lifestyle communities, today reported its results for the fourth quarter and full year ended December 31, 2007. For the twelve months ended December 31, 2007, the net loss was $578.5 million compared with net income of $9.0 million in 2006 and diluted earnings per share (EPS) declined to a loss of $13.77 compared to $0.21 a year ago. Revenues for 2007 totaled $936.4 million vs. $2.04 billion for 2006. Overall company gross margin for 2007 was -32.7% or 3.1% before asset impairments and land acquisition termination included in cost of sales. In 2006, the total company gross margin was 12.2% or 19.0% before asset impairments and land acquisition termination costs.

For the three months ended December 31, 2007, WCI reported a net loss of $459.8 million, compared with a net loss of $64.6 million in the fourth quarter of 2006. Diluted earnings per share (EPS) was a loss of $10.93, compared to a loss of $1.55 for the same period a year ago. Revenues for

WCI Reports Fourth Quarter & Year-End 2007 Results

March 17, 2008

the fourth quarter of 2007 were $191.6 million, compared with $524.0 million for the fourth quarter of 2006, a 63.4% decrease. Of this revenue decrease, $51.4 million was due to reversal of Tower Homebuilding revenue related to 35 defaults recorded this quarter.

Company gross margin for the fourth quarter of 2007 was negative $297.7 million versus a negative $43.6 million for the fourth quarter of 2006, a decrease of $254.1 million. Of this decrease, real estate inventory impairment charges and write-offs totaled $268.9 million, the reversal of $38.4 million of previously recognized gross margin related to one Florida tower that is nearing completion due to the discontinuance of percentage of completion for that project (further described below), unfavorable adjustments of tower cost estimates totaled $12.6 million, and $7.0 million was due to reversal of Tower Homebuilding gross margin related to defaults and default reserves recorded this quarter. Excluding all of these items, Company gross margin would have totaled $29.2 million ($-297.7 million as reported plus $268.9 million, $38.4 million, $12.6 million, and $7.0 million), or 12.0% of $243.0 million of revenue before effect of the recorded contract defaults ($191.6 million as reported plus $51.4 million cited in the prior paragraph).

“During the fourth quarter we commenced closings at One Bal Harbour which is comprised of 185 luxury condominiums and 115 luxury hotel condominium suites. To date, we have closed 85% or 157 of the condominiums and 42% or 48 of the hotel condominium suites sold. The five star hotel operated by Regent opened on March 1st and we hope its opening will facilitate closings and stimulate new sales of any defaulted units,” said Jerry Starkey, President and CEO of WCI Communities.

In the fourth quarter, we wrote down our traditional and tower inventory to reflect impairments caused by expected lower prices and slower absorption in some product lines, and also wrote down certain amenities, goodwill and other assets which together resulted in impairment charges totaling $339.2 million. In addition, we reversed all of the margin associated with the Oceanside tower project in Pompano Beach, Florida based on the determination that the project no longer qualified for percentage of completion accounting due to the continued deterioration in the Florida market and the resulting uncertainty related to the closing of units under contract. This resulted in cost of goods sold increases and earnings reversals, which had a negative impact on our financial performance during the period. The backlog of 317 traditional homes as of December 31, 2007 is mostly expected to close in 2008.

WCI Reports Fourth Quarter & Year-End 2007 Results

March 17, 2008

For the three months ended December 31, 2007, gross new orders totaled 171 units, a decline of 34.7% compared to the same quarter in 2006, with a value for the fourth quarter of 2007 of $70.5 million, down 58.9% from 2006. Due largely to the reversal of orders upon recording tower defaults, aggregate net orders were a negative $157.7 million for this quarter, while the number of net unit orders declined to negative 52 compared to negative 14 for the fourth quarter 2006.

At December 31, 2007, the Company recorded a $150.1 million after-tax non-cash valuation allowance against its deferred tax assets related to the application of FAS 109. The FAS 109 charge was for GAAP purposes only. For tax purposes, the tax deductions associated with the Company’s deferred tax assets may be carried forward for 20 years. This accounting determination resulted in a $3.2 million tax expense in the fourth quarter and an $81.2 million benefit for the full year.

Traditional Homebuilding

Fourth quarter 2007 revenues for Traditional Homebuilding, including lot sales, fell 53.6% to $162.2 million from $349.5 million for the fourth quarter of 2006. The Company closed 257 homes compared with 434 for the same period a year ago. Florida revenues totaled $115.5 million, or 71.2% of total Traditional Homebuilding revenues, versus $279.5 million, or 80.0%, for the fourth quarter of 2006. Revenues from WCI’s Northeast Division accounted for 19.5% of Traditional Homebuilding revenues during the fourth quarter of 2007 vs. 6.1% during the same period a year ago and the Company’s Mid-Atlantic Division accounted for 9.3% and 13.9% of revenues for the fourth quarters of 2007 and 2006, respectively. Gross margin as a percentage of revenue for Traditional Homebuilding totaled -62.6% for the fourth quarter of 2007, down from -13.5% in the same period a year ago, due in large part to the impairment charges of $126.6 million recorded this quarter to reflect lower anticipated selling prices and slower absorption on traditional homes and the utilization of significant discounts and incentives to sell finished spec inventory. Excluding impairments, gross margin as a percent of revenue for the fourth quarter would have been 15.5%.

For the twelve month period ended December 31, 2007, Traditional Homebuilding revenues decreased 35.6% to $712.4 million. The Company closed 992 homes in 2007 compared with 1,577 in 2006. Gross margin as a percentage of revenue declined to -7.2% in 2007 vs. 10.8% in 2006. Excluding impairments of $149.6 million, gross margin as a percent of revenue would have been

WCI Reports Fourth Quarter & Year-End 2007 Results

March 17, 2008

13.8%. The average price of traditional homes closed year to date was $702,000 in 2007 compared to $677,000 in 2006.

For the fourth quarter of 2007, the number of gross and net orders declined 33.5% and 312.5%, respectively. The value of Traditional Homebuilding gross orders declined 50.7% to $81.8 million and the value of net orders dropped $83.3 million to negative $95.0 million. The cancellation rate for the fourth quarter of 2007 was 109.9%, compared to 96.9% in the fourth quarter of 2006. Cancellations during the quarter totaled 188 on 171 gross orders, down from 249 on 257 gross orders during the same period in 2006. The average price for Traditional Homebuilding gross orders for the fourth quarter of 2007 declined 25.9% to $478,000 compared with $646,000 for the fourth quarter of 2006, due to product mix changes and a higher percentage of discounts and incentives during the quarter (approximately 19.0% compared to approximately 9.0% on orders in the same period a year ago). As of December 31, 2007, unsold finished or under construction homes totaled 610 units, an increase of 42 units from September 30, 2007, reflecting increases from gross sales net of defaults and cancellations during the quarter.

Tower Homebuilding

For the three months ended December 31, 2007, Tower Homebuilding reported negative revenue of $3.9 million as compared to revenue of $123.4 million for the same period a year ago, primarily due to the reversal of revenue during the quarter related to defaulted tower contracts, as well as a decrease in the number of towers under construction this quarter and limited progression of building percentage of completion among the towers under construction. There were 3 towers with a total projected sell-out value of $887.7 million under construction during the quarter compared with 17 towers, with a projected total sellout value of $2.1 billion under construction and recognizing revenue during the fourth quarter 2006. Tower Homebuilding also reported a negative gross margin of $164.8 million for the fourth quarter of 2007, due principally to $121.4 million in impairment charges, $38.4 million reversal of gross margin related to the Oceanside project, $7.0 million reversal of gross margin related to defaulted tower contracts. In addition, each quarter the Company reviews the cost estimates for each tower under construction and makes adjustments to reflect actual increases or decreases in current and expected future costs. For the fourth quarter of 2007, $12.6 million of unfavorable adjustments were made related to towers recently completed or under construction. These adjustments included additional construction costs as a result of design revisions, additional estimated

WCI Reports Fourth Quarter & Year-End 2007 Results

March 17, 2008

interest costs associated with longer tower construction cycles, increases in building insurance costs, and discounts and incentives anticipated in future periods given the difficult market conditions.

For the twelve months ended December 31, 2007, revenues in Tower Homebuilding fell 95.1% to $35.4 million as the decrease in the number and value of towers under construction and the decrease in gross new tower orders was magnified by the reversal of revenue associated with contract defaults. Gross margin as a percentage of revenue turned negative from 19.2% in the same period last year, due principally to the impairment charges, the reversal of gross margin related to the Oceanside project, ,the reversal of revenue and gross margin on defaulted units and the cost adjustments referenced above.

Tower Homebuilding net orders for the fourth quarter of 2007 were negative 35 as a result of zero gross new orders and 35 defaults recorded during the quarter. For the twelve months ended December 31, 2007, 665 units were delivered in the eight completed buildings. Tower Homebuilding backlog at December 31, 2007 totaled $20.4 million, compared with $228.6 million at December 31, 2006. For the balance of 2008, two towers, containing 392 units, of which 293 are sold, are expected to deliver units to buyers. The Watermark in North Bergen, New Jersey and Oceanside in Pompano Beach, Florida are expected to begin closing units in March and April, respectively.

Real Estate Services

Revenues for the Real Estate Services Division for the fourth quarter 2007 were $18.0 million, a 19.3% decrease from the $22.3 million recorded for the same period a year ago. The decline was primarily due to the slowing market for new and resale homes during the quarter. Gross margin as a percentage of revenue for the period was a negative 13.1% compared with a negative 2.2% in the fourth quarter 2006.

For the twelve-month period ended December 31, 2007, revenues in the Real Estate Services Division totaled $91.8 million, down 16.1% from the $109.4 million recorded for the twelve months ended December 31, 2006. Gross margin as a percentage of revenue over the period decreased to 2.6% from 5.0% in the same period a year ago as the steps taken by these operations to reduce overhead and increase efficiency in the current market environment have not yet taken full effect.

WCI Reports Fourth Quarter & Year-End 2007 Results

March 17, 2008

Other Items

Revenues for the Amenities Division for the fourth quarter 2007 were $13.7 million, a 39.8% decrease from the $22.7 million recorded in the same period a year ago. Gross margin totaled a loss of $28.0 million for the fourth quarter 2007 versus a loss of $7.5 million in the fourth quarter of 2006. The gross margin in the fourth quarter was negatively impacted by $19.8 million of impairment charges on four equity golf clubs.

Land sale revenues for the fourth quarter 2007 totaled $0.2 million compared with $4.2 million for the fourth quarter of 2006. Land sale gross margin was negative $1.0 million due to an impairment charge of $1.1 million on land held for sale. Absent this charge, gross margin for the fourth quarter would have been $0.1 million or 65.5%, compared to $2.1 million or 48.8% for the fourth quarter of 2006. For the twelve month period ended December 31, 2007, land sale revenues totaled $18.1 million compared with $11.7 for the same period last year. Land sale gross margin was 52.4% compared to 57.8% for the same period last year.

Other income for the fourth quarter of 2007 totaled a loss of $77.4 million versus $1.4 million for the fourth quarter of 2006. The 2007 amount included $59.5 million of impairment charges to goodwill representing the entire amount of the Florida, Northeast and Mid-Atlantic homebuilding goodwill assets, $10.7 million of impairments in investments in joint ventures, a $6.9 million market valuation adjustment related to an interest rate swap agreement, and $2.4 million gain from the settlement of claims related to a hurricane in 2004.

Selling, general, and administrative expenses including real estate taxes (SG&A) totaled $45.6 million for the fourth quarter 2007, up $1.1 million, or 2.6%, from the fourth quarter of 2006. For the twelve months ended December 31, 2007, SG&A of $187.0 million was 3.2% lower than the total for the same period last year. SG&A includes charges of approximately $2.9 million to cover severance costs associated with workforce reductions during the quarter. Similar charges were incurred during the prior quarters of 2007. Real estate tax expense was $0.7 million higher for the quarter and $7.5 million higher for the twelve month period than the same periods last year due to higher assessments on finished units and less capitalization of these payments. These increased expenses have had the effect of offsetting savings from overhead reductions and other efficiency initiatives implemented during 2007.

WCI Reports Fourth Quarter & Year-End 2007 Results

March 17, 2008

Net interest expense, of $34.0 million for the quarter and $91.0 million for the twelve month period, compared to $16.5 million and $35.6 million, respectively in 2006, primarily due to less interest capitalized as fewer projects are under development and, to a lesser degree, higher interest incurred as a result of greater debt balances in the first part of the year and increases in interest rates.

Cash Flow/Financial Position

For the twelve months ended December 31, 2007, cash flow from operating activities and investing activities totaled $229.0 million ($197.9 million from operating activities and $31.1 million from investing activities), compared with cash used of $536.6 million ($489.6 million used in operations and $47.0 million used for investing activities) in the same period a year ago.

For the quarter ended December 31, 2007, we were not able to comply with the modified Fixed Charge Coverage covenant under the Senior Secured Revolving Credit Facility and the Term Loan Agreement. As a result, on January 16, 2008, WCI amended its Senior Secured Revolving Credit Agreement (Credit Facility), the Term Loan Agreement (Term Loan) to provide additional financial flexibility, including modifications to the Adjusted Tangible Net Worth, Leverage Ratio, Fixed Charge Coverage covenants and suspension of the Unsold Units in Production covenant. As of December 31, 2007, the balance on the Credit Facility was $546.0 million, the balance on the Term Loan was $262.5 million, and the balance on the $390 million Revolving Tower Construction Loan Agreement (Tower Facility) was $292.0 million.

For the year ended December 31, 2007, we also were not able to comply with the requirement under the Credit Facility, the Term Loan and the Tower Facility to provide annual financial statements accompanied by an opinion from our independent auditors not subject to any “going concern” or like qualification. However, the lenders in each of the three facilities subsequently provided the Company with a waiver of this requirement. In addition, the Tower Facility was amended to limit future draws under the agreement based on anticipated pay off of the facility as it approaches maturity in December of 2008 as well as to accommodate the inter-creditor agreements with the Credit Facility and the Term Loan consistent with the January 2008 amendments referenced above.

WCI Reports Fourth Quarter & Year-End 2007 Results

March 17, 2008

Total liquidity, measured as the sum of cash plus available capacity under the Credit Facility, totaled approximately $342.8 million at December 31, 2007. In addition, letters of credit of $53.7 million were outstanding as of December 31, 2007.

Conference Call

WCI will conduct a conference call today at 3:00 p.m. EDT in conjunction with this news release. The call will be broadcast live at http://www.wcicommunities.com in the Investor Relations area or can be accessed by telephone at (877) 454-8253 and asking for the WCI Communities conference call referencing code 37790680. A replay will be available after the call for a period of 36 hours by dialing (800) 642-1687 and entering conference code 37790680. The replay will also be available on the Company’s website. A slide presentation will accompany the call and can be accessed on the Company’s website in the Investor Relations section.

About WCI

WCI Communities, Inc., named America’s Best Builder in 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, Connecticut, Maryland and Virginia. The Company offers traditional and tower home choices with prices from the high-$100,000s to more than $10 million and features a wide array of recreational amenities in its communities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division, and title businesses, and its recreational amenities, as well as through land sales and joint ventures. The Company currently owns and controls developable land on which the Company plans to build over 18,500 traditional and tower homes.

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For more information about WCI and its residential communities visit

www.wcicommunities.com

Forward-looking statements:

Certain information included herein and in other company reports, Securities and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, and ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI’s ability to compete as a going concern in real estate markets where we conduct business; WCI’s ability to pay principal and interest on its current and future debts; WCI’s ability to amend its bank agreements and obtain waivers as needed from time to time to obtain covenant relief and to avoid bank defaults during the market downturn; WCI’s ability to maintain or increase historical revenues and profit margins; WCI’s ability to collect contract receivables from buyers purchasing homes as investments; the availability and cost of land in desirable areas in its geographic markets and our ability to expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; availability of labor and materials and material increases in insurance, labor and material costs;

WCI Reports Fourth Quarter & Year-End 2007 Results

March 17, 2008

increases in interest rates and availability of mortgage financing; the ability of prospective residential buyers to obtain mortgage financing due to tightening credit markets, appraisal problems or other factors; increases in construction and homeowner insurance and availability of insurance, the continuing negative buyer sentiment and erosion of consumer confidence; the negative impact of claims for contract rescission or increasing cancellation rates by contract purchasers; adverse legislation or regulations; adverse legal proceedings; the ability to retain employees; changes in generally accepted accounting principles; natural disasters; adverse weather conditions; and changes in general economic, real estate and business conditions and other factors over which the company has little or no control. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.